Exhibit 28(d)(3)

THE GABELLI DIVIDEND GROWTH FUND

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

CONTRACTUAL FEE WAIVER AND EXPENSE DEFERRAL AGREEMENT

THIS AMENDMENT dated as of October 1, 2016, is by and between The Gabelli Dividend Growth Fund (the “Fund”) and Gabelli Funds, LLC (the “Adviser”).

WHEREAS, the Adviser and the Fund have entered into that certain Amended and Restated Contractual Fee Waiver and Expense Deferral Agreement dated as of April 30, 2010, and last renewed for an additional one year term ending May 1, 2017 (the “Existing Agreement”); and

WHEREAS, the Adviser and the Fund desire to amend the Existing Agreement, as more fully set forth in this Amendment;

NOW, THEREFORE, the Fund and the Adviser hereby agree as follows:

1. Schedule A of the Existing Agreement is hereby replaced in its entirety with Schedule A attached hereto.

2. The Existing Agreement may not be terminated by the Adviser with respect to the Fund’s Class I shares, nor may it be amended to increase the Expense Cap set forth with respect to the Fund’s Class I shares in Schedule A, prior to May 1, 2018.

3. Except as set forth in this Amendment, the Existing Agreement shall continue in full force and effect in accordance with its terms.

4. This Amendment shall be governed by the laws of the State of New York.

[Remainder of Page Intentionally Blank]

Exhibit 28(d)(3)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THE GABELLI DIVIDEND GROWTH FUND

By:	/s/ Agnes Mullady
Name:	Agnes Mullady
Title:	Treasurer

GABELLI FUNDS, LLC

By:	/s/ Andrea R. Mango
Name:	Andrea R. Mango
Title:	Secretary

Exhibit 28(d)(3)

Schedule A

The Adviser hereby agrees to waive advisory fees and reimburse expenses to the extent necessary to maintain Total Annual Operating Expenses at the following levels:

Total Annual Operating Expenses

Class AAA	Class A	Class C	Class I
2.00%	2.00%	2.75%	1.00%

Effective October 1, 2016

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